Exhibit 99


                             Selected Information
                                  Relating to
                          Series 2001-1 Notes and
                           Series 2001-2 Notes from
                   August 1, 2001 through September 30, 2001
                  --------------------------------------------



                Series 2001-1         Series 2001-2
                Floating Rate         Floating Rate
                Asset Backed          Asset Backed
                Notes                 Notes
                ------------          -------------


Interest
Paid            $22,680,917.78       $5,000,000

Servicing
Fee Paid        $15,322,365.99       $3,333,333.34